Exhibit 99

                    MDU RESOURCES INCREASES EARNINGS GUIDANCE

BISMARCK, N.D. - SEPT. 19, 2005 - MDU Resources Group, Inc. (NYSE:MDU) announced today that the company is increasing its 2005 earnings per share guidance. Projected earnings per common share, diluted, for 2005, are expected to be in the range of $2.00 to $2.20, an increase from previous guidance of $1.90 to $2.10.

Chairman of the Board and Chief Executive Officer Martin A. White said, "The strength of natural gas and oil prices and solid performance at our business units give us confidence that 2005 will be another outstanding year for MDU Resources. Performance at our utility services segment continues to improve. I am enthusiastic about this year and the future for MDU Resources."

In 2005, the company expects combined natural gas and oil production to approximate or be down slightly from the record levels achieved in 2004, reflecting the company's estimate of the impacts from Hurricane Katrina and continued production from existing wells at its Badger Hills Project in southeastern Montana. Based on updated information that the company has received, operations and production from a number of properties have been restored after being shut-in due to Hurricane Katrina. The company is now estimating that approximately 7,000 Mcf equivalent to 10,000 Mcf equivalent of net daily production is still shut-in. The company is continuing to assess damages and the duration of remaining production shut-ins. The Badger Hills Project has been the subject of two related actions filed in the Federal District Court for Montana, in connection with which the Court initially issued orders enjoining operations on the project as it relates to federal wells. However, the Federal District Court subsequently issued stays which allowed production to continue, and as a result, the wells were never shut-in. Recently, the dispute was positively resolved pursuant to a stipulation entered into by the parties with the Federal District Court modifying the injunction to allow continued production from all the federal wells in the Badger Hills Project.

Estimates of natural gas prices in the Rocky Mountain region for October through December 2005 reflected in earnings guidance are in the range of $6.50 to $7.50 per Mcf. The company's estimates for natural gas prices on the NYMEX for October through December 2005, reflected in earnings guidance, are in the range of $8.50 to $9.50 per Mcf. During 2004, more than three-fourths of this segment's natural gas production was priced using Rocky Mountain or other non-NYMEX prices.

Estimates of NYMEX crude oil prices for October through December 2005 reflected in earnings guidance are in the range of $55 to $60 per barrel.

The information in this release includes certain forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, including statements with respect to 2005 earnings per share guidance, natural gas and oil production levels and the effects of Hurricane Katrina, as well as statements by the chairman of the board and chief executive officer of MDU Resources Group, Inc. Although the company believes that its expectations are based on reasonable assumptions, actual results may differ materially. Important factors that could cause actual results to differ materially from those in the forward-looking statements include the effects of the weather, competition and the timing and level of public expenditures on projects. For a discussion of other important factors, refer to the Introduction and Part I, Item 2 - Management's Discussion and Analysis of Financial Condition and Results of Operations - Risk Factors and Cautionary Statements that May Affect Future Results in MDU Resources' most recent Form 10-Q.

MDU Resources Group, Inc., a member of the S&P MidCap 400 index, provides value-added natural resource products and related services that are essential to energy and transportation infrastructure. MDU Resources includes natural gas and oil production, construction materials and mining, domestic and international independent power production, electric and natural gas utilities, natural gas pipelines and energy services, and utility services. For more information about MDU Resources, see the company's Web site at www.mdu.com or contact the Investor Relations Department at investor@mduresources.com.

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Contacts:

Warren L. Robinson - Executive Vice President and Chief Financial Officer
(701) 222-7991 or

Linda Donlin - Director, Communications and Public Relations
(701) 222-7896